UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

❒ Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

Genco Shipping & Trading Limited (“Genco”) is entering into an Amendment and Supplement No. 1 to Senior Secured Credit Agreement (the “Amendment”) with the lenders party thereto and DNB NOR Bank ASA, New York Branch, as Administrative Agent (“DNB”).  Among other things, the Amendment will implement the following modifications to the terms of Genco’s $1.4 billion credit facility which Genco entered into as of July 20, 2007 (the “Credit Facility”):

•	The Lenders will permit Genco to transfer securities owned by Genco to a subsidiary.

•
Genco will no longer be required to make a prepayment from Net Cash Flow (as defined in the Credit Agreement) following the quarter ending September 30, 2007.  For subsequent quarters, Genco instead will be required to make prepayments of $6,250,000 prior to the declaration of any dividend, subject to the same provisions as were originally applicable to the prepayments from Net Cash Flow.

•
The Applicable Margin to be added to the London Interbank Offered Rate to calculate the rate at which Genco’s borrowings bear interest will be increased by 0.10% to 0.90% per annum for the first five years of the new credit facility and 0.95% thereafter.  Similarly, if Genco’s ratio of Total Debt to Total Capitalization (each as defined in the Credit Agreement) is less than 70%, the Applicable Margin will decrease to 0.85% and 0.90%, respectively.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference to such exhibit.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Genco and DNB are also parties to eight interest rate swap transactions for an aggregate notional amount of $631,233,000 as described in Genco’s quarterly report on Form 10-Q filed on August 9, 2007 and subsequent current reports on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Genco is entering into a letter agreement (the “Employment Agreement”) with John C. Wobensmith, who serves as Genco’s Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, effective as of September 21, 2007, with a term continuing through September 20, 2009.  The Employment Agreement provides for automatic renewal for additional one year terms, unless either party terminates the Employment Agreement on at least 90 days’ notice.  The Employment Agreement provides for a base salary per annum of $300,000 as well as discretionary bonuses as determined by the Compensation Committee of the Board of Directors in its sole discretion.  Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to Genco’s 2005 Equity Incentive Plan, or any successor employee stock incentive or option plan.

In the event of termination of Mr. Wobensmith’s employment due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, to provide medical coverage for him and his eligible dependents for a period of one year.

If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards , plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years.  For these purposes, Genco will treat Mr. Wobensmith as having received an annual incentive award of not less than $500,000 for each of 2005 and 2006.  If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years.  Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year.

If a payment to Mr. Wobensmith under his Employment Agreement or otherwise after a change of control causes him to owe excise tax under Section 4999 of the Internal Revenue Code, Genco will fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

Under the Employment Agreement, Genco will pay for life insurance and long-term disability insurance for Mr. Wobensmith at a cost of no more than $20,000 per annum.

A copy of the Employment Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference to such exhibit.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 7.01                      Regulation FD Disclosure.

Genco disclosed the following additional information today:

Q3 2007 Estimated Quarterly Break-Even Levels(1)

Estimated Daily Expenses by Category	Net Income
Direct Vessel Operating(2)	$3,800
General & Administrative(3)	1,779
Management Fees(4)	243
Interest Expense (5) (Breakeven figures include a non-cash $3.6 million deferred financing charge related to the retirement of Genco’s previous credit facility)	5,639
Depreciation(6)	4,460
Estimated Daily Break-Even(7)	$15,921

(1)	Calculations for breakeven levels are based on an average number of vessels of 19.84 vessels for the third quarter of 2007.

(2)
Direct Vessel Operating Expenses is based on management’s estimates and budgets submitted by our technical managers.  Genco believes DVOE are best measured for comparative purposes over a 12-month period.  Genco expects higher crewing costs, lube-oil costs and drydocking costs.

(3)	General & Administrative amounts are based on a budget and may vary, including as a result of actual employee incentive compensation.

(4)	Management Fees are based on the contracted monthly rate per vessel for the technical management of our fleet.

(5)
Interest Expense is based on our debt level as of June 30, 2007 of $206.2 million outstanding, unused commitment fees, and amortization of deferred financing costs. Of the outstanding amount of $720.1 million, $106.2 million is calculated based on our fixed swap rate of 4.485% plus the applicable margin, $50 million is calculated based on our fixed swap rate of 5.25% plus the applicable margin, and the remaining is calculated based on an assumed LIBOR rate of 5.44% plus the applicable margin. Additionally, there was a drawdown of $178.25 million on July 24, 2007 related to the deposits on the 9 Capesize vessel acquisition, a drawdown of $225 million for the payment of 90% of the price for the Genco Augustus, and Genco Tiberius, the two vessels delivered during the third quarter of 2007and the drawdown of $33.6 million on August 14, 2007 for the deposit of the Evalend 6 vessel acquisition. Interest expense for the additional drawdowns is calculated at LIBOR plus the applicable margin.  Additionally, Genco pays a commitment fee for the unused portion of the credit facility.  Genco also entered into a new credit facility in July 20, 2007 under which if Total Debt to Total Capitalization is below 70%, then margins over LIBOR would be 0.75% and 0.80% if it is over 70%.  From and after September 21, 2007, the applicable margins over LIBOR under this test will be 0.85% and 0.90%, respectively.  Prior to the new credit facility, the margin was 0.95%.  Genco incurred a non-cash expense of $3.6 million due to the write-off of deferred financing costs in the third quarter of 2007 for the retirement of the previous credit facility. Any interest expense associated with the deposits on new-building vessels will be capitalized as part of the vessel acquisition.

(6)	Depreciation is based primarily on the purchase price of the current fleet and amortization of dry docking costs.

(7)	The amounts shown will vary based on actual results.

Revenue Recognition for Vessels Acquired with Time Charter

Vessel Type	Vessel Name	DWT	Yard	Delivery (1)	Year Built (1)	Charterer	Duration/ Expiration	Cash Daily Rate (2)	Revenue Daily Rate
Capesize	Genco Augustus	180,000	Imabari	Aug 17 2007	2007	Cargill	35 to 39 Mos	45,263	62,750
	Genco Tiberius	175,000	Universal	Aug 17 2007	2007	Cargill	35 to 39 Mos	45,263	62,750
	Genco London	177,000	SWS	Sep 28 2007	2007	SK Shipping	35 to 39 Mos	57,500	64,250
	Genco Titus	177,000	SWS	Q4 2007	2007	Cargill	48 to 62 Mos	45,000(4)	46,250
Supramax	Genco Predator	55,435	Nantong	Q4 2007	2005	Intermare Transport GMBH	January 2008	22,500	41,000(3)

(1)	Built dates and delivery dates for vessels delivering in the future are estimates based on guidance from the sellers and respective shipyards.

(2)
Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 2.50% to 5.00% to third parties.  In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3)
Since this vessel was acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  The net income daily rate recognized as revenues is displayed in the column named “Net Income Rate” and is net of any third-party commissions.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Rate” column until the charter expires.

(4)	The charter includes a 50% capesize index-based profit sharing component which is not included in the base presented and is described in Genco’s Form 8-K filed on September 6, 2007.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The information set forth in this Item 7.01 contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in the Exhibit are the following:  (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of Genco’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) Genco’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under Genco’s agreement to acquire the remaining seven drybulk vessels from companies within the Metrostar Management Corporation group; (xii) the fulfillment of the closing conditions under Genco’s agreement to sell the Genco Commander; (xiii) the fulfillment of the closing conditions under the Genco’s agreements to acquire the six drybulk vessels from affiliates of Evalend Shipping Co. S.A.; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Genco’s Annual Reports on Form 10-K for the year ended December 31, 2006 and its reports on Form 8-K and 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.    Description

10.1
Amendment and Supplement No. 1 to Senior Secured Credit Agreement, dated as of September 21, 2007, among Genco Shipping & Trading Limited, the lenders party thereto, and DNB NOR Bank ASA, New York Branch, as Administrative Agent.

10.2	Letter Agreement, dated September 21, 2007, between Genco Shipping & Trading Limited and John C. Wobensmith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                GENCO SHIPPING & TRADING LIMITED

                DATE:  September 21, 2007

                /s/John C. Wobensmith
                John C. Wobensmith
            Chief Financial Officer, Secretary and Treasurer
            (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.    Description

10.1
Amendment and Supplement No. 1 to Senior Secured Credit Agreement, dated as of September 21, 2007, among Genco Shipping & Trading Limited, the lenders party thereto, and DNB NOR Bank ASA, New York Branch, as Administrative Agent.

10.2	Letter Agreement, dated September 21, 2007, between Genco Shipping & Trading Limited and John C. Wobensmith.